                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]
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     Check the appropriate box:
     [X] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
                           SMITH INTERNATIONAL, INC.
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                (Name of Registrant as Specified in its Charter)

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Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee
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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

[SMITH INTERNATIONAL, INC. LOGO]

                             ---------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 22, 1998
                             ---------------------

To Our Stockholders::

     The Annual Meeting of Stockholders of Smith International, Inc. (the "Company") will be held on Wednesday, April 22, 1998, at 10:00 a.m., at the Wyndham Hotel Greenspoint, 12400 Greenspoint Drive, Houston, Texas, to consider and take action on the following:

          1. Re-election of two directors: James R. Gibbs and Jerry W. Neely, each for a term of three years;

          2. Approval of an amendment to the Smith International, Inc. 1989 Long-Term Incentive Compensation Plan;

          3. Approval of an amendment to the Smith International, Inc. Stock Plan for Outside Directors;

          4. Ratification of Arthur Andersen LLP as auditors for 1998; and

          5. Transacting any other business properly before the Annual Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "IN FAVOR OF" ALL FOUR PROPOSALS.

     The Board of Directors has fixed the close of business on February 25, 1998 as the record date for determining stockholders who are entitled to notice of and to vote at the meeting.

     This Proxy Statement, voting instruction card and Smith International, Inc. 1997 Annual Report are being distributed on or about March 20, 1998.

                                            By Order of the Board of Directors

                                            /s/ NEAL S. SUTTON
                                            Neal S. Sutton
                                            Secretary

                                                      PROXY STATEMENT
                                                     TABLE OF CONTENTS

                                                              PAGE
                                                             -------
GENERAL INFORMATION ABOUT VOTING............................       1
PROPOSAL 1: ELECTION OF DIRECTORS...........................       2
  Information about the Nominees............................       2
  Stock Ownership of Directors and Executive Officers.......       5
  Information about the Board and its Committees............       5
  Executive Compensation....................................       6
     Compensation and Benefits Committee Report on Executive
      Compensation..........................................       6
     Comparison of Five-Year Cumulative Total Return........       9
     Executive Compensation Tables..........................      10
     I.   Summary Compensation Table........................      10
     II.  Stock Option/SAR Grants Table - 1997 Grants.......      11
     III. Aggregated Stock Option/SAR Exercises in 1997
          And Option/SAR Values as of Year-End 1997.........      11
     Retirement Benefits and Employment Contracts...........      11
  Additional Information about our Directors and Executive
     Officers...............................................      13
  Stock Ownership of Certain Beneficial Owners..............      14
PROPOSAL 2: APPROVAL OF AMENDMENT TO THE COMPANY'S 1989
  LONG-TERM INCENTIVE COMPENSATION PLAN.....................      14
PROPOSAL 3: APPROVAL OF AMENDMENT TO THE COMPANY'S STOCK
  PLAN FOR OUTSIDE DIRECTORS................................      15
PROPOSAL 4: APPROVAL OF AUDITORS............................      16
OTHER BUSINESS..............................................      16
STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING...........      16
ANNUAL REPORT AND FINANCIAL INFORMATION.....................      17

[SMITH INTERNATIONAL, INC. LOGO]
       P.O. BOX 60068
       HOUSTON, TX 77205-0068
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     YOUR VOTE IS VERY IMPORTANT. For this reason, the Board of Directors is soliciting Proxies to be used at the 1998 Annual Meeting. This Proxy Statement is being sent to you in connection with this request and has been prepared for the Board by our management. "We", "our", "Smith" and the "Company" each refers to Smith International, Inc. This Proxy Statement is first being sent to our stockholders on or about March 20, 1998. PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE STOCKHOLDERS' MEETING.

                             ---------------------

                        GENERAL INFORMATION ABOUT VOTING

WHO CAN VOTE.

     You are entitled to vote your Common Stock if our records show that you held your shares as of February 25, 1998. At the close of business on February 25, 1998, a total of 40,326,421 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed Proxy Card shows the number of shares which you are entitled to vote.

HOW YOU CAN VOTE.

     If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares as you direct. A postage paid envelope is provided for your convenience. You can specify on your proxy whether your shares should be voted for all, some, or none of the nominees for director. You can also specify whether you approve, disapprove, or abstain from each of the four proposals. If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them which you must follow in order to have your shares voted. If the meeting is adjourned, your Common Stock may be voted by the Proxies on the new meeting date as well, unless you have revoked your proxy instructions.

     IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTORS AS SET FORTH UNDER "ELECTION OF DIRECTORS" BELOW; AND "FOR" PROPOSALS 2, 3 AND 4.

HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS.

     You can revoke your proxy at any time before it is exercised in any of three ways:

     (1) by submitting written notice of revocation to the Secretary;

     (2) by submitting another proxy that is properly signed and later dated; or

     (3) by voting in person at the meeting.

REQUIRED VOTES.

     Directors must be elected by a plurality of the votes cast at the meeting. This means that the nominees receiving the greatest number of votes will be elected. A majority of the shares represented at the meeting are required to approve each proposal. The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced to the meeting. "Broker non-votes" also count for quorum purposes. If you hold your Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock which it holds for you in accordance with your instructions. However, if it has not received your instructions within ten days of the meeting, the nominee may vote on matters which the New York Stock Exchange determines to be routine. If a nominee cannot vote on a particular matter because it is not routine, there is a "broker non-vote" on that matter. We do not count broker non-votes as votes for or against any proposal; however, abstentions are voted against a proposal.

OTHER MATTERS TO BE ACTED UPON AT THE MEETING.

     We do not know of any other matters to be presented or acted upon at the meeting, other than those mentioned in this document. To present other matters, a shareholder must provide notice to Smith on or before March 30, 1998. If any other matter is presented at the meeting on which a vote may properly be taken, your signed Proxy Card gives authority to Douglas L. Rock and Neal S. Sutton to vote on such matters.

COST OF THIS PROXY SOLICITATION.

     We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, some of our employees may solicit stockholders for the same type of proxy, personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained Morrow & Co. to assist in the solicitation of proxies for a fee of $6,500, plus reasonable out-of-pocket costs and expenses. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     At the 1998 Annual Meeting, stockholders will elect two persons as Class III directors to hold office until the 2001 Annual Meeting or until they are succeeded by other qualified directors who have been elected. The nominees are James R. Gibbs and Jerry W. Neely.

     Directors must be elected by a plurality of the votes cast at the meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes withheld for any Director will not be counted.

     We will vote your shares as you specify on the enclosed Proxy Card. If you sign, date and return the Proxy Card but don't specify how you want your shares voted, we will vote them for the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, and you have either voted for the substituted nominee or not specified your vote, we will vote your shares for that other person.

     Each of the nominees is now a member of the Board of Directors. A brief biography of all directors is presented below:

                                    NOMINEES

     Directors to be elected to Class III for term expiring in 2001:

---------------------  JAMES R. GIBBS, Age: 53. Director Since: 1990. Recent Business Experience: Mr. Gibbs
PHOTO                  was President and Chief Operating Officer of Wainoco Oil Corporation from January 1,
                       1987 to April 1, 1992, at which time he assumed the additional position of Chief
---------------------  Executive Officer. He joined Wainoco Oil Corporation in February 1982 as Vice President
                       of Finance and Administration, and was appointed Executive Vice President in September
                       1985. Committee Membership: Audit Committee; Executive Committee; Chairman,
                       Compensation and Benefits Committee. Other Directorships: Wainoco Oil Corporation;
                       Veritas DGC Inc.; advisory director of Frost Bank.

---------------------  JERRY W. NEELY, Age: 61. Director Since: 1977. Recent Business Experience: Mr. Neely
PHOTO                  has held a number of positions with the Company from 1965 to 1987. He was elected
                       Chairman of the Board in 1977 and served in that capacity until December 1987. Since
---------------------  that time, Mr. Neely has been a private investor. Committee Membership: Compensation and Benefits Committee; Audit Committee; Chairman, Executive Committee. Other
                       Directorships: Elamex; member of the Board of Trustees of the University of Southern
                       California.

                         DIRECTORS CONTINUING IN OFFICE

     Directors of Class I to continue in office until 1999:

---------------------  G. CLYDE BUCK, Age: 60. Director Since: 1992. Recent Business Experience: Mr. Buck has
PHOTO                  had extensive experience in energy-related matters. Experience: He received a B.A. in economics from Williams College and a M.B.A. from Harvard and is currently a Managing
---------------------  Director in the Houston corporate finance office of the investment banking firm of Dain
                       Rauscher Incorporated (formerly Rauscher Pierce Refsnes, Inc.), a position he has held since 1983. Committee Membership: Compensation and Benefits Committee.

---------------------  LOREN K. CARROLL, Age: 54. Director Since: 1987. Recent Business Experience: Mr Carroll
PHOTO                  joined the Company in December 1984 as Vice President and Chief Financial Officer. In
                       January 1988, he was appointed Executive Vice President and Chief Financial Officer and
---------------------  served in that capacity until March 1989. Mr. Carroll was President of Geneva Business
                       Services and a Director of the Geneva Companies, an investment banking firm, from March
                       1989 until October 1992 when he rejoined the Company as Executive Vice President and
                       Chief Financial Officer; Mr. Carroll continues to hold the office of Executive Vice
                       President of the Company. On March 16, 1994, Mr. Carroll was named the President and
                       Chief Executive Officer of M-I L.L.C., a company in which the Company holds a 64%
                       interest. Committee Membership: Executive Committee.

     Directors of Class II to continue in office until 2000:

---------------------  BENJAMIN F. BAILAR, Age: 63. Director Since: 1993. Recent Business Experience: Mr
PHOTO                  Bailar was the Dean and H. Joe Nelson, III Professor of Administration Emeritus of
                       Jesse H. Jones Graduate School of Administration of Rice University and held this
---------------------  position from September 1, 1987 through June 1997. Committee Membership: Chairman,
                       Audit Committee. Other Directorships: Dana Corporation; U.S. Can Company; Trico Marine.

---------------------  DOUGLAS L. ROCK, Age: 51. Director Since: 1987. Recent Business Experience: Mr. Rock
PHOTO                  was elected Chairman of the Board of Directors on February 26, 1991. Mr. Rock has been with the Company since 1974 and has been Chief Executive Officer, President and Chief
---------------------  Operating Officer since March 31, 1989. Committee Membership: Executive Committee.
                       Other Directorships: VIAD CORP.

---------------------  H. MOAK ROLLINS, Age: 76. Director Since: 1987. Recent Business Experience: Mr. Rollins
PHOTO                  served as Chief Executive Officer and Chairman of the Board of the Company from
                       December 1987 until April 1988. Mr. Rollins was Commissioner of the Public Utility
---------------------  Commission of Texas ("PUC") from 1979 to March 1983 and was Chairman of the PUC from
                       February 1982 to March 1983. From September 1983 to December 1987, Mr. Rollins was
                       President and a Director of FINANCO, Inc., a financial consulting firm. He rejoined
                       FINANCO, Inc. from July 1, 1988 to December 31, 1991 as a Vice President and Director.
                       Since that time, Mr. Rollins has been an independent consultant in financial analysis.
                       Committee Membership: Audit Committee.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the number of shares of Common Stock beneficially owned as of February 25, 1998 by each nominee for Director, the executive officers named in the Summary Compensation Table and all Directors and officers as a group. Except as otherwise indicated, the persons listed below have sole voting power and investment power relating to the shares shown. The number of shares shown as beneficially owned by all Directors and executive officers totals 2.1% of the outstanding Common Stock.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                            AMOUNT AND NATURE OF
                    NAME OF INDIVIDUAL                      BENEFICIAL OWNERSHIP
                    ------------------                      --------------------
Benjamin F. Bailar........................................         3,400 (1)
G. Clyde Buck.............................................         4,400 (1)
Loren K. Carroll..........................................       126,250 (2)
James R. Gibbs............................................         3,100 (1)
D. Barry Heppenstall......................................        42,000 (2)
John J. Kennedy...........................................        20,400 (2)
Jerry W. Neely............................................       267,102 (1)
Douglas L. Rock...........................................       164,438 (2)
H. Moak Rollins...........................................        94,100 (1)
Neal S. Sutton............................................        48,250 (2)

All Directors and executive officers as a group (17
  persons)................................................       864,773 (3)

---------------

(1) The amounts reported by Messrs. Buck, Bailar, Rollins, Gibbs and Neely include 200 shares to be issued to each outside director on or about April 22, 1998 under the Smith International, Inc. Stock Plan for Outside Directors.

(2) The amounts reported include shares of Common Stock which could be acquired on or before May 19, 1998 through the exercise of stock options as follows:
    Mr. Rock: 164,438; Mr. Carroll: 98,550; Mr. Sutton: 48,250; Mr. Heppenstall:
    42,000; and Mr. Kennedy: 20,400; and all executive officers as a group:
    451,296.

(3) The amounts reported include Common Stock allocated to accounts under a
    Section 40l(k) plan as follows: Named Executive Officers: -0-; all directors and executive officers as a group: 13,675.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

     THE BOARD. During 1997, the Board of Directors held six meetings. All directors attended at least 75% of the meetings of the Board of Directors and of all committees on which they served.

     COMMITTEES OF THE BOARD.

     The Board has an Audit Committee and its members are Messrs. Bailar, Gibbs, Neely and Rollins. The Audit Committee reviews Smith's auditing, accounting, financial reporting and internal control functions. This committee also recommends the firm that Smith should retain as its independent accountant. All members are non-employee directors. During 1997, the Audit Committee held two meetings.

     The Company has a Compensation and Benefits Committee, and its members are Messrs. Gibbs, Buck and Neely. The Compensation and Benefits Committee reviews Smith's executive compensation and employee benefit plans and programs, including their establishment, modification and administration. It also administers the Company's stock option plan. During 1997, this committee held two meetings. The Executive Compensation Subcommittee of this committee, comprised of Messrs. Gibbs and Buck, held one meeting during 1997.

     The Company has an Executive Committee and its members are Messrs. Neely, Carroll, Gibbs and Rock. The Executive Committee has limited power to act on behalf of the Board whenever the Board is not in session. This Committee meets only as needed and did not meet in 1997.

     The Board of Directors does not have a Nominating Committee.

     DIRECTORS' COMPENSATION. Employee Directors receive no additional compensation other than their normal salary for serving on the Board or its Committees. Non-employee Directors receive $20,000 annually and $1,500 for each meeting attended. In addition, they are paid $3,000 for chairing a committee and paid $1,250 for each committee meeting attended. Non-employee Directors also receive an annual grant of 200 shares of Common Stock.

     NON-EMPLOYEE DIRECTOR PROGRAMS. The Company has a Directors' Retirement Plan which provides for an annual retirement benefit of $20,000 for life. Each director who has at least ten years of service as a non-employee director and who retires at age 70 or thereafter is eligible. After the director's death his surviving spouse will receive an annual benefit of $10,000 for life under certain conditions. The plan is funded from the general assets of the Company.

                             EXECUTIVE COMPENSATION

      COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

     Smith's executive compensation program is designed to help the Company attract, motivate and retain the executive resources that the Company needs in order to maximize its return to stockholders. The objective of the Company's compensation program for key management positions is to provide compensation packages that are consistent with competitive market norms for companies similar in size, activity and complexity to the Company.

     The Compensation and Benefits Committee (the "Committee"), which consists solely of non-employee Directors, administers the executive compensation programs of the Company and determines the compensation of senior management. An independent compensation consultant, KPMG Peat Marwick, advises the Committee on all compensation matters.

     The Company's executive compensation program is structured and implemented to provide competitive compensation opportunities and various incentive award payments based on Company and individual performance, as well as to link compensation to financial targets which affect short and long term share price performance. The Committee administers all of the Company's executive compensation programs, including the design of the programs and the measurement of their effectiveness. The Committee also reviews and approves all salary arrangements and other payments to executives, evaluates their performance and considers other related matters.

TYPES OF COMPENSATION

     There are two main types of compensation:

(1) Annual Compensation. This includes base salary and annual incentives (bonuses). Smith awards bonuses only when a year's financial performance meet a certain level required under the annual incentive plan.

(2) Long-Term Compensation. This includes stock options and other long-term incentive awards based on Common Stock. The value of these awards depends upon Company performance and future stock value.

FACTORS CONSIDERED IN DETERMINING COMPENSATION

     The Committee wants the compensation of Smith executives to be competitive in the worldwide energy industry. The Committee estimates an executive's competitive level of total compensation based on information from a variety of sources, including proxy statements, special surveys and its compensation consultant. The companies that are part of the Peer Group described in the performance graph are some of the companies used by the Committee in establishing both base salary and performance-based targeted incentive compensation. The sources used by the Committee are larger than the Peer Group, but are all in the energy industry. The Committee then compares the industry information with the Peer Group and with the Company's compensation levels to determine both base salary and incentive compensation.

Annual Compensation.

     Annual compensation for Smith executives includes salary and bonus. This is similar to the compensation programs of most leading companies.

     The Committee annually reviews each executive's base salary. The Committee aims to pay salaries at the median of the range of compensation paid by similar companies. The Committee also looks at the specific job duties, the person's achievements and other criteria. Increases in base salary are primarily the result of individual performance, which includes meeting specific goals established by the Committee. The criteria used in evaluating individual performance varies depending on the executive's function, but generally include leadership inside and outside the Company; advancing the Company's interest with customers, vendors and in other business relationships; product quality and development; and advancement in skills and responsibility. In 1997, seven executive officers received merit increases.

Annual Incentive Compensation.

     The annual incentive plan promotes the Company's pay-for-performance philosophy by providing executives with direct financial incentives in the form of cash awards that are paid based on the achievement of performance objectives established for the fiscal year. Each year the Committee sets corporate goals based upon financial objectives deemed appropriate by the Committee. These objectives may include earnings per share, profit after tax, return on assets, return on net capital employed, or other financial objectives for the year. Where executives have strategic business unit responsibilities, a portion of the goal is based on financial performance measures supporting that business unit's performance. This portion varies with the position of each individual. No bonus is paid unless certain threshold Company performance levels set by the Committee are reached.

     Each year the Committee sets targets for each executive relating to annual incentive compensation. The target incentive awards for 1997 for eligible Company executives were based on various company, business unit and individual performance measures. The Committee does not use a specific formula for weighing individual performance. Instead, individuals are assessed based upon how they contributed to the Company's business success in his or her area of responsibility. Awards were made in 1997 under the Annual Incentive Plan for fiscal year 1996 to eligible executives.

Stock Option Program.

     The Committee strongly believes that the grant of significant annual equity awards further links the interests of senior management and Smith's stockholders. Each year, the Committee determines the total amount of options to be made available to the Company's executives. These amounts vary each year and are based upon what the Committee believes is appropriate. The Committee considers an executive's total compensation package, including the amount of stock options previously awarded. Other important factors are the desire to create stockholder value, encourage equity ownership, provide an appropriate link to stockholder interests and provide long-term incentive award opportunities in the same range as similar companies in the Company's industry.

Chief Executive Officer Compensation.

     As described above, the Committee determines pay levels for all executives, including the Chief Executive Officer, considering both a pay-for-performance philosophy and market rates of compensation for similar positions. A significant portion of compensation for the Executive Officer is based upon the Company's performance. Specific actions taken by the Committee regarding Mr. Rock's compensation are summarized below.

     Base Salary - The base salary for Mr. Rock was reviewed at the December 1996 meeting of the Committee and increased to $550,000. In setting Mr. Rock's base salary for fiscal year 1997, the Committee reviewed the recommendations by the independent consultant, KPMG Peat Marwick, market comparisons as well as the Company's positive financial performance during fiscal year 1996 with respect to revenue growth, expense control, net income and earnings per share.

     Annual Incentive - Predetermined bonus objectives set by the Committee were achieved by each of the named executive officers based on the Company's fiscal year 1996 financial performance. For fiscal year 1996, Mr. Rock earned an annual bonus in the amount of $500,000 which was paid in 1997.

     Stock Options - Non-qualified stock options to purchase 60,000 shares were granted to Mr. Rock on December 3, 1997 at the recommendation of the Committee. The award of stock options to Mr. Rock was approximately 21.1% of the total stock options granted to all employees of the Company in 1997. The options were granted at 100% of fair market value on the date of grant. The performance sensitivity of the grant is built into the option concept, since the options produce no gain unless the Company's share price rises over the initial grant price.

TAX CONSIDERATIONS

     The Internal Revenue Code limits the allowable tax deduction that may be taken by the Company for compensation paid to the Chief Executive Officer and the four other highest paid executive officers named in the Summary Compensation Table. The limit is $1 million per executive per year, but compensation payable solely upon the attainment of performance goals is excluded from the limitation. The Committee has established an Executive Compensation Subcommittee to review and establish compensation for any executive officer whose compensation might exceed $1 million in any year. The Subcommittee and Committee will continue to analyze its executive compensation practices and plans on an ongoing basis with respect to Section 162(m) of the Internal Revenue Code. Where it deems advisable, the Committee will take appropriate action to maintain the tax deductibility of its executive compensation.

SUMMARY

     The Committee believes that the compensation program for the executives of the Company is comparable with compensation programs provided by companies within the energy industry and serves the best interests of Smith's stockholders. The Committee also believes that annual performance pay is appropriately linked to individual performance, annual financial performance of the Company and stockholder value.
                                            Compensation and Benefits Committee

                                            James R. Gibbs, Chairman
                                            G. Clyde Buck
                                            Jerry W. Neely

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     Below is a line graph comparing the cumulative total stockholder return of Smith's Common Stock against the cumulative total return of the S&P 500 Index and our Peer Group for each of the five years in the period starting December 31, 1992 and ending December 31, 1997. Our Peer Group consists of the following companies in the same general line of business as the Company: Baker Hughes, Inc., BJ Services, Co., Daniel Industries, Dresser Industries, Inc., Weatherford International Incorporated, Halliburton Company and Tuboscope VETCO International Corporation.

     The results are based on an assumed $100 invested on December 31, 1992 and reinvestment of dividends. For each index, total return is based on market capitalization of its components.

               Measurement Period
             (Fiscal Year Covered)                     Smith            S&P 500          Peer Group
Dec. 1992                                                   100.00            100.00            100.00
Dec. 1993                                                   102.94            110.08            112.13
Dec. 1994                                                   145.59            111.53            110.48
Dec. 1995                                                   276.47            153.45            157.71
Dec. 1996                                                   527.94            188.68            212.83
Dec. 1997                                                   722.06            251.63            318.19

                         EXECUTIVE COMPENSATION TABLES

     The following table shows compensation for services to Smith of the persons who during 1997 were the chief executive officer and the other four most highly compensated executive officers (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION
                                                                      -----------------------------------
                                                                              AWARDS             PAYOUTS
                                                                      -----------------------   ---------
                                         ANNUAL                                                 LONG TERM
                                      COMPENSATION                    RESTRICTED   SECURITIES   INCENTIVE
                                    ----------------  OTHER ANNUAL      STOCK      UNDERLYING     PLAN       ALL OTHER
   NAME OF INDIVIDUAL AND           SALARY    BONUS   COMPENSATION      AWARDS      OPTIONS      PAYOUTS    COMPENSATION
     PRINCIPAL POSITION       YEAR   $(1)       $          $              $           (#)          ($)          $(2)
   ----------------------     ----  -------  -------  ------------    ----------   ----------   ---------   ------------
Douglas L. Rock.............  1997  548,658  500,000         --             --       60,000          --       127,938
  President and Chief         1996  499,237  310,960         --             --       50,000          --       145,308
  Executive Officer           1995  458,402  418,000         --             --       35,000          --        50,825
Loren K. Carroll............  1997  359,054  260,000         --             --       28,000          --        76,386
  Executive Vice President,   1996  324,616  164,944         --             --       25,000          --        77,355
  President and Chief         1995  304,429  200,000         --             --       19,000          --        36,148
  Executive Officer of
  M-I L.L.C.
Neal S. Sutton..............  1997  229,592  150,500         --             --       12,400          --        47,232
  Senior Vice President-      1996  214,802   97,006         --             --       11,000          --        49,887
  Administration, General/    1995  204,346  112,800         --             --        9,000          --        18,772
  Counsel and Secretary
David B. Heppenstall........  1997  224,735  150,500         --             --       12,400          --        46,648
  President -                 1996  214,898   99,372         --             --       11,000          --        50,212
  Smith Tool division         1995  209,617  112,800         --             --        9,000          --        18,772
John J. Kennedy.............  1997  210,591  150,500         --             --       12,400          --        44,950
  Senior Vice President,      1996  163,577   67,194         --             --       11,000          --        35,359
  Chief Financial Officer     1995  141,731   69,435         --             --        5,600          --        10,234
  and Treasurer

---------------

(1) The amounts in this column include compensation deferred by the Named Officers in 1995, 1996 and 1997 pursuant to the Smith International, Inc. Supplemental Executive Retirement Plan ("SERP").

(2) The amounts in this column include the Company's contribution to the Named Officers' account in the SERP in 1995, 1996 and 1997, excluding interest (at 120% of the applicable Federal long-term rate). The 1996 SERP contributions include an adjustment with respect to the 1995 plan year pursuant to a 1996 amendment which was retroactive to January 1, 1995. In 1997, SERP contributions to the Named Officers' account are as follows: Mr. Rock:
    $115,008; Mr. Carroll: $63,148; Mr. Sutton: $42,126; Mr. Heppenstall:
    $33,410; and Mr. Kennedy: $33,943. In addition, this column also reflects the Company's contributions to the Smith International, Inc. 401(k) Retirement Plan. The 1997 contributions to the Named Officers' 401(k) account are as follows: Mr. Rock: $12,930; Mr. Carroll: $13,238; Mr. Sutton:
    $5,106; Mr. Heppenstall: $13,238; and Mr. Kennedy: $11,007.

OPTION/SAR GRANTS IN 1997

     The following table shows all grants of options to the Named Officers in 1997. No stock appreciation rights were granted in 1997.

                                                               INDIVIDUAL GRANTS
                              ------------------------------------------------------------------------------------
                               NUMBER OF
                              SECURITIES
                              UNDERLYING      % OF TOTAL
                                OPTION      OPTIONS GRANTED   EXERCISE OR                          GRANT DATE
                                GRANTS       TO EMPLOYEES     BASE PRICE                          PRESENT VALUE
            NAME                (#)(1)          IN 1996        ($/SHARE)    EXPIRATION DATE          ($)(2)
            ----              ----------    ---------------   -----------   ---------------       -------------
Douglas L. Rock.............    60,000           21.1            69.06         12-02-07            $1,120,800
Loren K. Carroll............    28,000            9.8            69.06         12-02-07            $  523,040
Neal S. Sutton..............    12,400            4.4            69.06         12-02-07            $  231,632
David B. Heppenstall........    12,400            4.4            69.06         12-02-07            $  231,632
John J. Kennedy.............    12,400            4.4            69.06         12-02-07            $  231,632

---------------

(1) Options were granted to the Named Officers on December 3, 1997 at an exercise price of $69.06. The exercise price per share is equal to the closing price of the Common Stock on the New York Stock Exchange Composite Tape on the date of grant. Options granted vest at a rate of 25% per year and will not begin to become exercisable until December 3, 1998. If a change of control occurs, all outstanding options would become exercisable immediately.

(2) Present value was calculated using the Black-Scholes option pricing model. Use of this model should not be viewed in any way as a forecast of the future performance of the Company's Common Stock, which will be determined by future events and unknown factors. The estimated values under the Black-Scholes model are based upon certain assumptions as to variables such as interest rate and stock price volatility.

AGGREGATED OPTION EXERCISES IN 1997 AND DECEMBER 31, 1997 OPTION VALUES

     The following table provides information on options exercised by the Named Officers during 1997 and the value of options held by such officers at December 31, 1997.

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                               OPTIONS AT              IN-THE-MONEY OPTIONS AT
                             SHARES                         DECEMBER 31, 1996             DECEMBER 31, 1996
                           ACQUIRED ON      VALUE                  (#)                         ($)(1)
                            EXERCISE      REALIZED     ---------------------------   ---------------------------
          NAME                 (#)           ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------    --------     -----------   -------------   -----------   -------------
Douglas L. Rock..........    15,000         592,425      164,438/       144,250      $7,643,231/    $2,470,416
Loren K. Carroll.........       -0-             -0-       98,550/        72,125       4,681,863/     1,343,506
Neal S. Sutton...........       -0-             -0-       48,250/        32,650       2,308,636/       629,292
David B. Heppenstall.....    33,750       1,362,579       42,000/        32,650       1,930,540/       629,292
John J. Kennedy..........       -0-             -0-       20,400/        27,325         923,570/       380,463

---------------

(1) Value based on the closing price on the New York Stock Exchange Composite Tape for the Common Stock on December 31, 1997 ($61.38).

                  RETIREMENT BENEFITS AND EMPLOYMENT CONTRACTS

PENSION PLAN

     Smith International, Inc. Restated Pension Plan. The Company has a defined benefit pension plan (the "Restated Pension Plan") which is currently frozen. The benefit accruals were frozen effective March 1, 1987, and the amount of the pension benefit was fixed for all eligible employees based only upon benefit accruals from September 1, 1985 to March 1, 1987. Any benefits under the Restated Pension Plan are offset by benefits paid under a previous pension plan of the Company.

     The following table illustrates the estimated annual retirement benefit payable as a life annuity under the Restated Pension Plan and the Supplemental Pension Plan (which is discussed below) to any employee retiring at normal retirement age in various compensation levels and certain years-of-service classifications.

                               PENSION PLAN TABLE

                                      ESTIMATED ANNUAL PENSION FOR
                                            YEARS OF SERVICE
                                    --------------------------------
COMPENSATION                        20 YEARS    25 YEARS    30 YEARS
------------                        --------    --------    --------
 $ 125,000........................  $  3,280    $ 3,280     $ 3,280
   200,000........................     5,250      5,250       5,250
   300,000........................     7,875      7,875       7,875
   400,000........................    10,500     10,500      10,500
   500,000........................    13,125     13,125      13,125
   700,000........................    18,375     18,375      18,375
   800,000........................    21,000     21,000      21,000
   900,000........................    23,625     23,625      23,625
 1,000,000........................    26,250     26,250      26,250

     Since benefit accruals under the Company's Restated Pension Plan have been frozen since March 1, 1987, the years of service for the Named Officers is only the period from September 1, 1985 to March 1, 1987. The annual pension benefit that would be payable at age 65 under the Restated Pension Plan to the Named Officers are as follows: Mr. Rock: $8,150; Mr. Carroll: $4,282; Mr. Sutton:
$-0-; Mr. Heppenstall: $1,631; and Mr. Kennedy: -0-.

     Smith International, Inc. Supplemental Pension Plan. Supplemental retirement benefits are provided to all of the executive officers and certain other participants under the Smith International, Inc. Supplemental Pension Plan (the "Supplemental Pension Plan"). This plan allows participants to retire at age 60. The participants receive an unfunded annual benefit at retirement equal to that which they would have been paid had the participant remained employed until age 65. Participants who reach age 55 while actively employed by the Company and who accrue five years of service with the Company are vested in their benefit. If a participant dies after reaching age 55, his or her spouse is entitled to a survivor's benefit.

SMITH INTERNATIONAL, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("SERP")

     The Company adopted the SERP effective October 1, 1993. It is a non-qualified, deferred compensation plan covering all of the executive officers and certain other participants. The primary purpose of the SERP is to provide executives who are affected by the Internal Revenue Code (the "Code") limitations under the Company's 40l(k) Retirement Plan (the "40l(k) Plan") with the opportunity to defer a portion of their current compensation. Distributions may generally be made following a participant's termination of employment. A participant in the SERP may defer up to 50% of his or her salary for a plan year ending December 31. A participant may also defer up to 100% of any Annual Incentive bonus awarded during the plan year. The Company may also make contributions to the SERP on behalf of its participants.

     Age-Weighted Contributions. Effective as of the last day of each quarter during the year, a contribution may be allocated under the SERP based on the participant's age-weighted contribution percentage ("AWCP") ranging from 2 to 6%. The difference between a participant's (i) "Total 40l(k) Compensation" and his or her (ii) "Net 40l(k) Compensation" is multiplied by the AWCP to compute the age-weighted contribution for the year. "Total 40l(k) Compensation" generally means the total of all cash amounts paid by the Company to a participant, including deferred amounts. "Net 40l(k) Compensation" generally means Total 40l(k) Compensation less participant contributions to the SERP, but not to exceed $150,000 for any year. Effective January 1, 1995, the SERP was amended to fix the AWCP for the executive officers at 6% of their Total 40l(k) Compensation.

     Matching Contributions. To the extent that a SERP participant's account under the 40l(k) Plan cannot receive any matching contribution as the result of limits imposed by the Code, then this participant is eligible to receive matching contributions under the SERP. The matching contribution is based on a formula in the SERP that is intended to provide the participant with the full amount of matching contributions that he or she could have received under the Company's 40l(k) Plan if there were no limits in the Code. Matching contributions for a plan year in both the SERP and 40l(k) cannot exceed 6% of a participant's Total 40l(k) Compensation net of any incentive bonus. Effective January 1, 1995, the SERP was amended so that executive officers may receive matching contributions up to 6% of their Total 40l(k) Compensation.

     Discretionary Profit Sharing Contributions. The Committee administering the SERP may, in its discretion, determine the amount of any Company profit sharing contribution for a plan year and how such amount is to be allocated among the SERP participants.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with four senior officers, including Messrs. Rock, Heppenstall and Sutton. The agreements with Messrs. Rock, Heppenstall and Sutton have an initial term of three years and are automatically extended for an additional year at each anniversary date. The agreement with the remaining senior officer was executed in 1995 for a three year term only. The employment agreements contain the employee's salary and other conditions of employment and entitle the employee to participate in the Company's bonus program and other benefit programs.

     The employment agreements were amended to become operative upon a "change of control" of Smith (as defined in the amendment) and to provide for the continuation of salary and benefits. If the employee is terminated by the Company (other than for cause), or if the employee elects to terminate his employment, the employee is entitled to receive a lump sum payment in cash equal to the sum of (a) three times the employee's base salary; (b) the employee's target incentive level for an award under the Company's stock option plan; (c) the Company contributions made to the employee's account under the 40l(k) Plan during the year immediately before the change in control; and (d) the amount provided for in the Company's executive perquisite program in effect on the employee's date of termination. The employee would also receive continued coverage under applicable welfare benefit plans for 12 months and the employee's stock options would become fully vested and a cash payment would be made to the employee for the Fair Market Value (as defined in the amendment). The employment agreements provide for a comparison between (a) the tax effect of receiving the sum of $1.00 less than three times the employee's base salary; and (b) the benefit payable using the calculation in the employment agreement. This comparison would be independently calculated by Arthur Andersen LLP and the employee would be entitled to the greater amount on an after-tax basis.

                        ADDITIONAL INFORMATION ABOUT OUR
                        DIRECTORS AND EXECUTIVE OFFICERS

COMPLIANCE WITH SECTION 16(A) REPORTING

     The rules of the Securities and Exchange Commission ("SEC") require that the Company disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors and executive officers. Based on Company records and representations by its directors and executive officers, the Company believes that during 1997 all filings were made in compliance with SEC requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Messrs. Buck, Gibbs and Neely are members of the Company's Compensation and Benefits Committee. During 1997, neither Mr. Buck, Mr. Gibbs nor Mr. Neely were officers or employees of the Company or any of its subsidiaries, nor did any of them have any relationship with the Company which requires disclosure under SEC requirements. From 1977 to December 1987, Mr. Neely was Chief Executive Officer and Chairman of the Board of Directors of the Company.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows certain information about stock ownership of all persons known to the Company to own of record or beneficially more than 5% of the outstanding Common Stock of the Company as of February 25, 1998. This information is based upon information furnished to the Company by these persons and statements filed with the SEC:

                      NAME AND ADDRESS                        AMOUNT AND NATURE OF    PERCENT OF
                    OF BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP      CLASS
                    -------------------                       --------------------    ----------
FMR Corp....................................................       5,234,400            12.98%
  82 Devonshire Street Boston,
  Massachusetts 02109

Janus Capital Corporation...................................       4,111,625            10.19%
  100 Fillmore Street
  Denver, Colorado 80206-4923

PROPOSAL 2:       APPROVAL OF AN AMENDMENT TO THE SMITH INTERNATIONAL, INC.
                  1989 LONG-TERM INCENTIVE COMPENSATION PLAN

     At the meeting, you will be asked to approve an amendment to the Smith International, Inc. 1989 Long-Term Incentive Compensation Plan (the "1989 Plan") to increase by 2,500,000 the number of shares reserved for the 1989 Plan. Upon your approval, the term of the 1989 Plan would be extended to April 22, 2008.

     The 1989 Plan was originally approved by the stockholders at the May 9, 1989 annual meeting and a total of 1,000,000 common shares were reserved. At the April 27, 1994 annual meeting, the stockholders reserved an additional 1,500,000 shares for the 1989 Plan which were awarded to participants over a 5-year period. A total of 2,500,000 shares has been reserved by the stockholders; however, as of February 25, 1998 there were only 179,229 shares available for the grant of new options. Approximately 100 employees of the Company hold options under the 1989 Plan.

     As of February 25, 1998, 1,358,495 stock options were outstanding under the 1989 Plan, including stock options for 284,500 shares which were issued on December 3, 1997. The outstanding options have a ten-year term, are exercisable at various dates through December 2007 and are conditioned upon continued employment.

     The Board of Directors has found that stock options granted to employees have been highly effective in recruiting and retaining competent personnel. The Board of Directors believes that the growth of the Company is dependent upon its ability to attract, employ and retain executives and employees of outstanding ability who will dedicate their maximum productive efforts toward the advancement of the Company. The growing competition among companies for capable managers makes it necessary for the Company to maintain a strong and competitive incentive program. The proposed increase in the number of shares reserved and in the life of the 1989 Plan are intended to assure the continued availability of options for this purpose. The Company has grown dramatically in the past few years and the number of participants in the 1989 Plan has more than doubled.

     The following is a summary of the 1989 Plan and is qualified in its entirety by the full text of the 1989 Plan. Any shareholder may obtain a copy of the 1989 Plan by writing to Smith International, Inc., 16740 Hardy Street, Houston, Texas 77032, Attention: Corporate Secretary. Requests may also be made by fax to (281) 233-5996 or to the Company's website at (www.smith-intl.com).

     The 1989 Plan is administered by the Committee. All full-time salaried employees of the Company who are performing management, supervisory, sales, scientific or engineering services or who the Committee decides are key employees are eligible to receive awards under the 1989 Plan.

     The Committee determines awards based upon an employee's ability to influence the Company's performance. Future awards are based on future performance and cannot, therefore, be determined. Nonqualified stock options have been granted to all Named Officers, seven Executive Group employees and 89 Non-Executive Officer employees, for a total of 101 current employees. No directors of the Company have been granted awards under the 1989 Plan. Please see "Executive Compensation" above for more information about stock options granted.

     The 1989 Plan provides for the following types of awards: (a) nonstatutory stock option; (b) stock appreciation right related to an option; (c) stock appreciation right not related to an option; (d) stock award; (e) restricted stock; (f) cash award; and (g) any combination of the foregoing.

     Exercise and Termination of Awards. The purchase price for a nonstatutory stock option is payable in cash or in shares of Common Stock and may be exercised only by the employee. If an employee voluntarily resigns or is terminated for cause, all of the awards immediately terminate. If an employee retires, the award expires three years after unless it expires sooner by its terms. If an employee is terminated by the Company for any other reason, then the award expires one year after unless it expires sooner by its terms. An award may not be exercised after ten years from the date the award is granted.

     Adjustment of Awards. If any change occurs in the capitalization of the Company, such as a stock dividend or stock split, or if a merger takes place in which the Company is the surviving corporation, the Committee can decide to adjust the outstanding awards and the number of shares reserved under the 1989 Plan. In the event of a takeover bid or tender offer for 25% or more of the outstanding securities of the Company, the restrictions on any restricted stock would lapse immediately, all outstanding options and stock appreciation rights become exercisable immediately, and all performance objectives are deemed to be met and payment made immediately.

     Amendment of the 1989 Plan. The Board of Directors may terminate, modify or amend the 1989 Plan at any time without shareholder approval, except for amendments that (a) change the class of persons eligible to receive awards; (b) materially increase benefits; (c) transfer the administration of the 1989 Plan to anyone who is not a "disinterested person" under the federal securities law; or (d) increase the number of shares subject to the 1989 Plan.

     The affirmative vote of a majority of the votes represented at the annual meeting will be sufficient to approve the 1989 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1989 PLAN.

PROPOSAL 3:          APPROVAL OF AN AMENDMENT TO THE SMITH
                     INTERNATIONAL, INC. STOCK PLAN FOR OUTSIDE DIRECTORS

     At the meeting, you will be asked to approve an amendment to the Smith International, Inc. Stock Plan for Outside Directors (the "Stock Plan") to increase by 20,000 the number of shares reserved for the Stock Plan. Upon your approval, the term of the Stock Plan would be extended to April 22, 2008.

     The Stock Plan was adopted and approved by the stockholders on April 28, 1992, and a total of 20,000 shares were reserved. The Stock Plan provides that nonemployee directors can receive 200 shares of Common Stock per year, to be issued as of the annual meeting date. As of February 25, 1998, there are 13,000 shares available for issuance.

     The Company intends to terminate the Directors' Retirement Plan (discussed at page 6 above) and to use shares in the Stock Plan to fund the benefits under the retirement plan. The actuarial value of accrued benefits in the retirement plan for the five outside directors will be calculated and the corresponding value in Smith shares as of the termination date will be issued to the directors as non-qualified stock options. The options would "cliff-vest" after ten years of service as a director. This means the options would all vest at once after ten years of service. Benefits under the current Directors' Retirement Plan fully accrue after ten years of service. The Company anticipates that approximately 15,000 to 17,000 shares will be needed in order to fund the retirement benefits.

     It is important for the Company to attract outstanding directors and to retain their services. The additional shares which are being requested for the Stock Plan will be used as additional incentive for securing and retaining qualified non-employee persons to serve on the Board of Directors of the Company.

     The following is a summary of the Stock Plan and is qualified in its entirety by the full text of the Stock Plan. Any shareholder may obtain a copy of the Stock Plan by writing to Smith International, Inc., 16740 Hardy Street, Houston, Texas 77032, Attention: Corporate Secretary. Requests may also be made by fax to (281) 233-5996 or to the Company's website at (www.smith-intl.com).

     The Board of Directors may modify, revise or terminate the Stock Plan at any time. If any amendment to the Stock Plan requires the approval of our stockholders in order to assure that it complies with the rules of the Securities and Exchange Commission rules, then an amendment would only be made after obtaining the required shareholder vote.

     The affirmative vote of a majority of the votes represented at the annual meeting will be sufficient to approve the Stock Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT TO THE STOCK PLAN.

PROPOSAL 4:       APPROVAL OF ARTHUR ANDERSEN LLP AS AUDITORS

     The Board of Directors has selected Arthur Andersen LLP to audit the books and records of the Company for its fiscal year ending December 31, 1997. The Company has been advised by Arthur Andersen LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm's engagement as auditors, tax advisors and consultants.

     Arthur Andersen LLP has been the Company's independent public accounting firm since 1952. The firm has offices in or convenient to most of the locations in the world where the Company and its subsidiaries operate. Representatives of Arthur Andersen LLP will attend the annual meeting to answer questions and make a statement if they desire.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE CONTINUED ENGAGEMENT OF ARTHUR ANDERSEN LLP TO AUDIT THE BOOKS AND RECORDS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                                 OTHER BUSINESS

     The Board of Directors does not intend to present any other business for action at the meeting and the Company has not been advised of any other business intended to be presented by others.

                            STOCKHOLDERS' PROPOSALS

     In order to be considered for inclusion in next year's proxy statement, stockholder proposals must be submitted to the Company in writing by no later than November 20, 1998.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

     A COPY OF THE COMPANY'S 1997 ANNUAL REPORT TO STOCKHOLDERS ACCOMPANIES THIS PROXY STATEMENT. WE WOULD BE HAPPY TO PROVIDE WITHOUT CHARGE THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, TO ANY PERSON REQUESTING A COPY IN WRITING AND STATING THAT HE WAS A BENEFICIAL HOLDER OF THE COMPANY'S COMMON STOCK ON FEBRUARY 25, 1998. THE COMPANY WILL ALSO FURNISH COPIES OF

ANY EXHIBITS TO THE FORM 10-K AT $0.50 PER PAGE, PAID IN ADVANCE. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED TO:
                            INVESTOR RELATIONS
                            SMITH INTERNATIONAL, INC.
                            P. O. BOX 60068
                            HOUSTON TX 77205-0068

     The Company's 1997 Annual Report to Stockholders should not be regarded as proxy soliciting material or as a communication for which a solicitation of proxies is to be made.

                                            By Order of the Board of Directors

                                            /s/ NEAL S. SUTTON
                                            Neal S. Sutton
                                            Secretary

                              VOTING INSTRUCTIONS
                           SMITH INTERNATIONAL, INC.
P                ANNUAL MEETING OF SHAREHOLDERS APRIL 22, 1998

R      TO: All Smith and M-I Employees participating in the Smith Stock Fund:

O We have been requested to forward to you the enclosed proxy material for securities held by Vanguard in your 401(k) account but not registered in
X your name. These securities can be voted only by Vanguard's nominee as the holder of record. We urge you to send in your instructions so that
Y      your securities may be voted in accordance with your wishes.

       The Annual Meeting of Shareholders of SMITH INTERNATIONAL, INC. will be held at the Wyndham Hotel Greenspoint, 12400 Greenspoint Drive, Houston, Texas on April 22, 1998 at 10:00 A.M.

       The election of three directors to serve until they are succeeded by other qualified directors who have been elected.

       Nominees: James R. Gibbs
                 Jerry W. Neely

       YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD. PLEASE DATE, SIGN AND RETURN THIS CARD PROMPTLY IN THE RETURN ENVELOPE PROVIDED.
                                                                    -----------
                                                                    SEE REVERSE
                                                                       SIDE
                                                                    -----------

--- PLEASE MARK YOUR
 X  VOTES AS IN THIS
--- EXAMPLE.

     THIS PROXY WILL BE VOTED AS DIRECTED BELOW, OR WHERE NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" ITEMS 1, 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS.

                   FOR      WITHHELD
1. Election of
   Directors      /  /        /  /
   (see reverse
   side)

For, except vote withheld from the following nominee(s):

                                FOR      AGAINST    ABSTAIN
2. Approval of amendment to
   Long-Term Incentive         /  /       /  /        /  /
   Compensation Plan

3. Approval of amendment to
   Stock Plan for Outside     /  /        /  /        /  /
   Directors

4. Approval of Arthur
   Andersen & Co. as          /  /        /  /        /  /
   independent auditors
   of the Company

5. In the discretion of the proxies on any other matters that may properly come before the meeting or any adjournment thereof




SIGNATURE(S) ______________________________________________________  DATE _____

NOTE: Signature(s) should agree with name(s) as printed on this proxy.

_______________________________________________________________________________